Exhibit 99.1 For: Performance Technologies, Inc.

         Listed: Nasdaq: (PTIX)

         Company Contacts:

         Dorrance W. Lamb
         Vice President

         For Immediate Release

         PERFORMANCE TECHNOLOGIES, INCORPORATED ADOPTS STOCKHOLDER RIGHTS PLAN

         Rochester, New York, November 2, 2000

         Performance Technologies, Incorporated (Nasdaq: PTIX), today announced that the Board of Directors has approved a Rights Agreement which provides for a distribution of one Preferred Stock purchase right for each outstanding share of its Common Stock.

         The non-taxable distribution will be made on November 20, 2000, payable to stockholders of record on November 8, 2000. The Rights become exercisable upon the occurrence of certain events generally relating to a change of control of PTIX. Each Right, if it becomes exercisable, entitles the holder to purchase from the Company one one-thousandth of a share of Preferred Stock at an initial exercise price of $110 per Right. Each Right entitles the holder of that Right to purchase the equivalent of $220 worth of the Company's Common Stock for $110. The Company may redeem the Rights for $.001 each.

         The Rights will expire on November 1, 2010, but the Rights Agreement is subject to review every three years by an independent committee of the Board of Directors, which may recommend its modification or termination. Until the Rights become exercisable upon certain triggering events, the Rights trade with the Company's Common Stock as a unit.

         "This Plan is similar to those adopted by many other companies," said Donald L. Turrell, President and Chief Executive Officer of the Company. "The Rights are designed to ensure that all stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics to gain control of the Company which could provide inadequate value to stockholders. We are not aware of any efforts to acquire the Company. This Plan is only a precautionary measure taken to protect our stockholders."

         The Rights are governed by a Rights Agreement to be included in a Registration Statement on Form 8-A that will be filed shortly with the SEC. The Rights Agreement contains a complete description of the attributes of the Rights.

         Performance Technologies, Incorporated is a leading supplier of innovative telecommunications and networking products that enable the convergence of wireline, wireless and next generation Internet protocol networks. The Company provides enabling carrier-grade technology solutions, including telecom connectivity products, Ethernet switching products and Signaling System 7 solutions to network operators, equipment manufacturers and systems integrators worldwide.

         PTI is headquartered in Rochester, New York. Additional engineering facilities are located in Raleigh, North Carolina, San Diego, California and Ottawa, Canada. For more information about Performance Technologies, Incorporated visit http://www.pt.com.

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. This press release contains forward-looking statements which reflect the Company's current views with respect to future events and financial performance, within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor provisions of those sections.

         These forward-looking statements are subject to certain risks and uncertainties and the Company's actual results could differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, among other factors, general business and economic conditions, rapid or unexpected changes in technologies, cancellation or delay of customer orders, changes in the product or customer mix of sales, delays in new product development, customer acceptance of new products and customer delays in qualification of products. These statements should be read in conjunction with the audited Consolidated Financial Statements, the notes thereto, and
Management's Discussion and Analysis of Financial Condition and Result of Operations of the Company as of December 31, 1999, as reported in its Annual Report on Form 10-K and as of June 30, 2000, as reported in its Form 10-Q, as filed with the Securities and Exchange Commission.